Exhibit 99.2

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D, as amended, is filed on behalf of each of the undersigned and that all subsequent amendments to this Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts and all such counterparts taken together shall constitute one and the same instrument.

Dated: March 27, 2026

Gen IV Investment Opportunities, LLC

By:	/s/ Jeffrey Wade
Name:	Jeffrey Wade
Title:	Chief Compliance Officer

LSP Generation IV, LLC

By:	/s/ Jeffrey Wade
Name:	Jeffrey Wade
Title:	Chief Compliance Officer

LSP Investment Advisors, LLC

By:	/s/ Jeffrey Wade
Name:	Jeffrey Wade
Title:	Chief Compliance Officer and Associate General Counsel

By:	/s/ Paul Segal
Name:	Paul Segal
Title:	President Gen IV Investment Opportunities, LLC